SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2005

DOBSON COMMUNICATIONS CORPORATION

(Exact name of Registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	000-29225 (Commission File Number)	73-1513309 (I.R.S. Employer Identification No.)

14201 Wireless Way
Oklahoma City, Oklahoma, 73134
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (405) 529-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

     On April 1, 2005, Dobson Communications Corporation entered into an employment agreement with Steven P. Dussek pursuant to which Mr. Dussek will become Dobson’s chief executive officer and president, effective as of April 11, 2005. The employment agreement has an initial term of five years, expiring April 10, 2010. A copy of the employment agreement is filed as Exhibit 10.1 to this Form 8-K.

     The employment agreement provides for an annual base salary during the term of the agreement of not less than $500,000. Mr. Dussek’s base salary may be increased, but not decreased, pursuant to an annual review by the board of directors. Mr. Dussek is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the board of directors, with a target bonus for 2005 of $500,000 (prorated for Mr. Dussek’s actual period of employment during 2005).

     Mr. Dussek will also be granted an option to purchase 1.6 million shares of Dobson’s Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of grant. This option will vest at 25% per year beginning April 11, 2006. Mr. Dussek will also be entitled to a tax gross up payment in the event any amounts paid or payable to him are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

     During the term of the agreement, Mr. Dussek and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by Dobson for its senior executive officers, including all medical, life and disability insurance plans and programs. In addition, he is eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained by Dobson from time to time for the benefit of its senior executive officers.

     Mr. Dussek will also receive $200,000 upon commencement of employment and be reimbursed for expenses incurred in relocating to Dobson’s Oklahoma City, Oklahoma headquarters, which he will repay if he voluntarily terminates his employment without “good reason” within one year of his commencement date.

     Under the agreement, in the event Mr. Dussek’s employment is terminated by Dobson without “cause” or by Mr. Dussek for “good reason,” Mr. Dussek will be entitled to a lump sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation under the agreement for the two year period immediately preceding the date of termination, and any outstanding awards under Dobson’s stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination.

     Cause is defined in the agreement to include conviction of a felony that relates to the executive officer’s employment with Dobson, acts of dishonesty intended to result in substantial personal enrichment at Dobson’s expense or the willful failure to follow a direct, reasonable and lawful written directive from the board of directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in Dobson’s best interest, and any determination of cause must be approved by three-fourths of the entire board of directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with Mr. Dussek’s position, authority, duties or responsibilities, a reduction in his base salary or relocation outside the greater Oklahoma City metropolitan area or the area he is currently employed.

     In addition, if Mr. Dussek’s employment is terminated by Dobson without cause or by Mr. Dussek for good reason, Dobson must, at its option, either (1) pay Mr. Dussek a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for Mr. Dussek and his spouse and/or dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     The information set forth in Item 1.01 of this Form 8-K is incorporated by reference.

     Mr. Dussek (age 48) has served as a director of NII Holdings, Inc., a publicly held provider of mobile communications for business customers in Latin America, since 1999. From 1999 until 2000, Mr. Dussek was the chief executive officer of NII Holdings. Mr. Dussek was the president and chief operating officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, Inc., most recently as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc., a paging company.

     Everett R. Dobson, chairman of the board, president and chief executive officer of Dobson, will step down as president and chief executive officer effective as of Mr. Dussek’s commencement date. Mr. Dobson will remain chairman of the board.

Item 8.01 Other Events

     On March 30, 2005, Dobson issued a press release announcing the appointment of Mr. Dussek as chief executive officer and president, a copy of which is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

10.1	Employment Agreement, dated April 1, 2005, between Dobson Communications Corporation and Steven P. Dussek

99.1	Press Release dated March 30, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOBSON COMMUNICATIONS CORPORATION

Date: April 1, 2005	By: /s/ Ronald L. Ripley
Ronald L. Ripley
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated April 1, 2005, between Dobson Communications Corporation and Steven P. Dussek

99.1	Press Release dated March 30, 2005